EXHIBIT 10.31

AMENDMENT THREE TO THE

1995 SHAREHOLDER VALUE PLAN OF

DUKE REALTY SERVICES LIMITED PARTNERSHIP

This Amendment Three to the 1995 Shareholder Value Plan of Duke Realty Services Limited Partnership (“Plan”) is hereby adopted this 31st day of January, 2001, but effective as of the date specified below, by Duke Services, Inc. (“Company”) as the sole general partner of Duke Realty Services Limited Partnership (“Partnership”).  Each capitalized term not otherwise defined herein has the meaning set forth in the Plan.

W I T N E S S E T H:

WHEREAS, the Partnership adopted the Plan for the purposes set forth therein; and

WHEREAS, pursuant to Section 5.1 of the Plan, the Board of Directors of Duke Services, Inc. and the Executive Compensation Committee of the Board of Directors of Duke-Weeks Realty Corporation (“Committee”) have reserved the right to amend the Plan with respect to certain matters; and

WHEREAS, the Committee has determined to amend the Plan by reducing the retirement age from age sixty-five (65) to age fifty-five (55); and

WHEREAS, the Committee has approved and authorized this Amendment Three;

NOW THEREFORE, pursuant to the authority reserved to the Committee under Section 5.1 of the Plan, the Plan is hereby amended, effective with respect to all grants of bonus awards outstanding as of January 1, 2001, and all bonus awards granted after that date, in the following particulars:

1.             By substituting the following for Section 3.6 of the Plan:

“3.6         Early Termination of Bonus Award.  If a Participant terminates employment prior to a Valuation Date, all rights to receive any bonus award which would have otherwise been payable on the Valuation Date shall expire and be forfeited unless such termination is on account of the Permanent and Total Disability or death of the Participant or is on or after the Participant has attained age fifty-five (55).  Transfer of employment from the Partnership to an Affiliate, or vice versa, shall not be deemed a termination of employment.  The Committee shall have the authority to determine in each case whether a leave of absence on military or government service shall be deemed a termination of employment for purposes of this Section 3.6.”

2.                                       By substituting the following for Section 3.7 of the Plan:

“3.7         Permanent and Total Disability, Retirement or Death of Participant.  If a Participant’s employment terminates due to his Permanent and Total Disability, retirement on or after age fifty-five (55) or death prior to the Valuation Date applicable to a bonus award, the Participant will become fully vested in such award on his termination.  However, payment of the Participant’s bonus award shall be made as soon as practicable following the date on which the bonus award would have been paid if his employment had not terminated due to Permanent and Total Disability, retirement or death and shall be paid to the Participant, his guardian, attorney-in-fact, or personal representative, as the case may be.”

All other provisions of the Plan shall remain the same.

IN WITNESS WHEREOF, Duke Realty Services Limited Partnership, by a duly authorized officer of its General Partner, has executed this Amendment Three to the 1995 Shareholder Value Plan of Duke Realty Services Limited Partnership this 31st day of January, 2001, but effective as of the date specified herein.